Exhibit (h)(22)

Amendment No. 4

Appendix A

Amended and Restated Bookkeeping and Pricing Agreement

Dated September 15, 2000

Between Financial Investors Trust and

ALPS Fund Services, Inc.

As of March 27, 2009

Series Offered Under Financial Investors Trust:

American Freedom U.S. Government Money Market Fund

FINANCIAL INVESTORS TRUST		ALPS FUND SERVICES, INC.

By:	/s/ JoEllen L. Legg	By:	/s/ Jeremy O. May
Name:	JoEllen L. Legg	Name:	Jeremy O. May
Title:	Secretary	Title:	President